For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2020 Third Quarter Results
- EPS were $2.83 as reported, or $2.92 adjusted
- Total segment operating margin was 15.8% as reported, or 16.9% adjusted
- EBITDA margin was 18.2% as reported, or 19.3% adjusted
- Cash flow from operations was a Q3 YTD record at $1.3 billion and reached 12.3% of sales
- Company withdraws fiscal 2020 full year guidance

CLEVELAND, April 30, 2020 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2020 third quarter ended March 31, 2020. Fiscal 2020 third quarter sales were $3.70 billion, compared with $3.69 billion in the prior year quarter. Net income was $367.3 million, compared with $411.2 million in the third quarter of fiscal 2019. Fiscal 2020 third quarter earnings per share were $2.83, compared with $3.14 in the prior year quarter. Adjusted earnings per share were $2.92, compared with adjusted earnings per share of $3.17 in the third quarter of fiscal 2019. Fiscal year-to-date cash flow from operations was $1.29 billion and reached 12.3% of sales, compared with 10.3% in the prior year period, or 12.1% when adjusted for a fiscal 2019 discretionary pension contribution. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“The third quarter was a strong quarter for Parker during the early stages of this historic period of global disruption,” said Chairman and Chief Executive Officer, Tom Williams. “Despite an organic sales decline of 7.4%, we delivered strong adjusted total segment operating margin, and adjusted EBITDA margin was 19.3%, an improvement of 60 basis points compared with the same quarter a year ago. Our year-to-date operating cash flow was a third quarter record at $1.3 billion and we improved the balance sheet through repayments of debt that totaled $611 million during the quarter.
“Our global team has worked hard to minimize the exposure and spread of the coronavirus in all workplaces around the world, produce strong financial results, and support our customers across critical industries where Parker technologies are helping with the front-line effort to manage through the pandemic. Parker products are being used in countless applications to combat the spread and support the treatment of COVID-19, fulfilling our purpose of enabling engineering breakthroughs that lead to a better tomorrow.
“We expect that the months ahead will be much more challenging as April order trends have become more negative with the current global economy. As a result, we have been comprehensive in taking immediate cost reduction and cash preservation actions that include global salary reductions and reduced work schedules, a global hiring freeze, deferral of annual merit increases, targeted restructuring, elimination of discretionary spending, optimizing working capital and reducing capital expenditures all, of which will help us mitigate the financial impact of a drop off in demand. Our ability to manage costs and generate cash consistently across economic cycles is a hallmark of Parker’s resilience and ability to weather difficult conditions in our markets.”

Segment Results
Diversified Industrial Segment: North American third quarter sales increased 1% to $1.8 billion, and operating income was $279.6 million, compared with $287.5 million in the same period a year ago. International third quarter sales decreased 8% to $1.2 billion, and operating income was $177.0 million, compared with $208.7 million in the same period a year ago.

Aerospace Systems Segment: Third quarter sales increased 14% to $744.6 million, and operating income was $127.4 million, compared with $134.8 million in the same period a year ago.

Parker reported the following orders for the quarter ending March 31, 2020, compared with the same quarter a year ago:
· Orders decreased 2% for total Parker
· Orders decreased 7% in the Diversified Industrial North America businesses
· Orders decreased 2% in the Diversified Industrial International businesses
· Orders increased 12% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
Williams added, “The current environment makes it difficult to forecast results with any reasonable amount of accuracy. For that reason, we are withdrawing our earnings guidance for fiscal year 2020. The actions we have taken over the past five years to transform our portfolio and reduce fixed costs through restructuring, combined with the actions we are taking now, will position Parker to emerge from this global crisis stronger than ever.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2020 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 64 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted cash flow from operations; (c) adjusted total segment operating margin; EBITDA margin; and adjusted EBITDA margin. The adjusted earnings per share, cash flow from operations and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share, cash flows from operations and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR, LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability, as well as uncertainties associated with the timing and conditions surrounding the return to service of the Boeing 737 MAX. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

###

PARKER HANNIFIN CORPORATION - March 31, 2020				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$3,702,432	$3,687,518	$10,534,917	$10,638,857
Cost of sales	2,766,693	2,766,744	7,929,199	7,963,906
Selling, general and administrative expenses	413,460	360,865	1,303,760	1,152,446
Interest expense	80,765	48,209	233,612	140,066
Other (income), net	(12,643)	(17,500)	(73,713)	(37,638)
Income before income taxes	454,157	529,200	1,142,059	1,420,077
Income taxes	86,788	117,819	231,051	320,884
Net income	367,369	411,381	911,008	1,099,193
Less: Noncontrolling interests	116	133	383	497
Net income attributable to common shareholders	$367,253	$411,248	$910,625	$1,098,696

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.86	$3.20	$7.09	$8.42
Diluted earnings per share	$2.83	$3.14	$7.01	$8.29

Average shares outstanding during period - Basic	128,289,720	128,706,137	128,383,549	130,476,355
Average shares outstanding during period - Diluted	129,746,547	130,884,968	129,862,815	132,498,376

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2020	2019	2020	2019
Cash dividends per common share	$0.88	$0.76	$2.64	$2.28

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2020	2019	2020	2019
Earnings per diluted share	$2.83	$3.14	$7.01	$8.29
Adjustments:
Business realignment charges	0.10	0.03	0.22	0.07
Clarcor costs to achieve	—	—	—	0.09
Lord costs to achieve	0.06	—	0.14	—
Exotic costs to achieve	—	—	0.01	—
Acquisition-related expenses	0.14	—	1.42	—
Tax effect of adjustments[1]	(0.07)	—	(0.43)	(0.04)
Favorable tax settlement	(0.14)	—	(0.14)	—
Tax expense related to U.S. Tax Reform	—	—	—	0.11
Adjusted earnings per diluted share	$2.92	$3.17	$8.23	$8.52

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - March 31, 2020				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2020	2019	2020	2019
Net sales	$3,702,432	$3,687,518	$10,534,917	$10,638,857

Net income	$367,369	$411,381	$911,008	$1,099,193
Income taxes	86,788	117,819	231,051	320,884
Depreciation and amortization	137,649	108,258	390,949	330,801
Interest expense	80,765	48,209	233,612	140,066
EBITDA	672,571	685,667	1,766,620	1,890,944
Adjustments:
Business realignment charges	13,454	4,366	28,013	9,284
Clarcor costs to achieve	—	233	—	11,530
Lord costs to achieve	8,364	—	18,503	—
Exotic costs to achieve	486	—	1,570	—
Acquisition-related expenses	18,165	—	184,081	—
Adjusted EBITDA	$713,040	$690,266	$1,998,787	$1,911,758

EBITDA margin	18.2%	18.6%	16.8%	17.8%
Adjusted EBITDA margin	19.3%	18.7%	19.0%	18.0%

PARKER HANNIFIN CORPORATION - March 31, 2020				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2020	2019	2020	2019
Net sales
Diversified Industrial:
North America	$1,775,578	$1,750,554	$5,016,035	$5,063,657
International	1,182,273	1,284,866	3,408,207	3,742,311
Aerospace Systems	744,581	652,098	2,110,675	1,832,889
Total net sales	$3,702,432	$3,687,518	$10,534,917	$10,638,857
Segment operating income
Diversified Industrial:
North America	$279,628	$287,526	$766,159	$820,411
International	176,954	208,707	499,343	603,886
Aerospace Systems	127,440	134,789	371,459	366,107
Total segment operating income	584,022	631,022	1,636,961	1,790,404
Corporate general and administrative expenses	48,342	32,802	132,904	147,017
Income before interest expense and other expense	535,680	598,220	1,504,057	1,643,387
Interest expense	80,765	48,209	233,612	140,066
Other expense	758	20,811	128,386	83,244
Income before income taxes	$454,157	$529,200	$1,142,059	$1,420,077

PARKER HANNIFIN CORPORATION - March 31, 2020				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	March 31, 2020		March 31, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$584,022	15.8%	$631,022	17.1%
Adjustments:
Business realignment charges	13,333		4,366
Clarcor costs to achieve	—		233
Lord costs to achieve	8,364		—
Exotic costs to achieve	486		—
Acquisition-related expenses	18,060		—
Adjusted total segment operating income	$624,265	16.9%	$635,621	17.2%

	Nine Months Ended		Nine Months Ended
	March 31, 2020		March 31, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,636,961	15.5%	$1,790,404	16.8%
Adjustments:
Business realignment charges	27,770		9,284
Clarcor costs to achieve	—		11,255
Lord costs to achieve	18,503		—
Exotic costs to achieve	1,570		—
Acquisition-related expenses	69,304		—
Adjusted total segment operating income	$1,754,108	16.7%	$1,810,943	17.0%

PARKER HANNIFIN CORPORATION - March 31, 2020			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2020	2019	2019
Assets
Current assets:
Cash and cash equivalents	$697,617	$3,219,767	$1,098,729
Marketable securities and other investments	92,536	150,931	70,190
Trade accounts receivable, net	2,174,425	2,131,054	2,117,103
Non-trade and notes receivable	322,187	310,708	317,412
Inventories	2,011,367	1,678,132	1,755,991
Prepaid expenses and other	183,294	182,494	178,366
Total current assets	5,481,426	7,673,086	5,537,791
Plant and equipment, net	2,296,990	1,768,287	1,779,892
Deferred income taxes	124,515	150,462	96,463
Goodwill	7,829,779	5,453,805	5,459,965
Intangible assets, net	3,881,827	1,783,277	1,834,433
Investments and other assets	750,743	747,773	769,391
Total assets	$20,365,280	$17,576,690	$15,477,935

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$1,035,191	$587,014	$1,017,278
Accounts payable, trade	1,422,011	1,413,155	1,423,659
Accrued payrolls and other compensation	415,213	426,285	381,754
Accrued domestic and foreign taxes	151,029	167,312	186,113
Other accrued liabilities	650,165	558,007	540,146
Total current liabilities	3,673,609	3,151,773	3,548,950
Long-term debt	8,097,922	6,520,831	4,284,235
Pensions and other postretirement benefits	1,320,167	1,304,379	895,197
Deferred income taxes	497,920	193,066	277,212
Other liabilities	468,235	438,489	456,293
Shareholders' equity	6,295,990	5,961,969	6,009,978
Noncontrolling interests	11,437	6,183	6,070
Total liabilities and equity	$20,365,280	$17,576,690	$15,477,935

PARKER HANNIFIN CORPORATION - March 31, 2020		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2020	2019
Cash flows from operating activities:
Net income	$911,008	$1,099,193
Depreciation and amortization	390,949	330,801
Stock incentive plan compensation	91,857	84,525
Loss on sale of businesses	—	623
(Gain) loss on plant and equipment and intangible assets	(5,194)	3,993
Loss on marketable securities	434	4,487
Gain on investments	(1,849)	(4,175)
Net change in receivables, inventories and trade payables	111,416	(124,942)
Net change in other assets and liabilities	(218,979)	(340,241)
Other, net	11,217	38,333
Net cash provided by operating activities	1,290,859	1,092,597
Cash flows from investing activities:
Acquisitions (net of cash of $82,192 in 2020 and $690 in 2019)	(5,076,064)	(2,042)
Capital expenditures	(182,502)	(145,071)
Proceeds from sale of plant and equipment	25,398	37,158
Proceeds from sale of businesses	—	19,540
Purchases of marketable securities and other investments	(191,277)	(51,736)
Maturities and sales of marketable securities and other investments	249,306	25,103
Other	129,938	953
Net cash used in investing activities	(5,045,201)	(116,095)
Cash flows from financing activities:
Net payments for common stock activity	(192,174)	(769,820)
Net proceeds from debt	1,805,210	378,642
Dividends paid	(340,291)	(299,006)
Net cash provided by (used in) financing activities	1,272,745	(690,184)
Effect of exchange rate changes on cash	(40,553)	(9,726)
Net (decrease) increase in cash and cash equivalents	(2,522,150)	276,592
Cash and cash equivalents at beginning of period	3,219,767	822,137
Cash and cash equivalents at end of period	$697,617	$1,098,729

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Nine Months Ended		Nine Months Ended
(Dollars in thousands)	March 31, 2020	Percent of sales	March 31, 2019	Percent of sales
As reported cash flow from operations	$1,290,859	12.3%	$1,092,597	10.3%
Discretionary pension contribution	—		200,000
Adjusted cash flow from operations	$1,290,859	12.3%	$1,292,597	12.1%